April 6, 2016
Mr. Michael Zimmerman
Prentice Capital Management LP
100 West Putnam Ave, Slagle House
Greenwich, CT 06830

Dear Mr. Zimmerman,
As the largest shareholder and founder, I share your concerns on how this company was run over the last three years. For this reason, I chose to return. As it relates to my compensation, I take exception with your concern as I’m being paid substantially less than the prior two CEOs when you take into consideration base salary, guaranteed bonus and stock grants. Furthermore, I can assure you that neither the board nor management is content to simply conduct “business as usual”. I can also assure you that the board and management are fully aware of, and are fully complying with, their respective fiduciary duties and do believe we are taking the necessary steps as we seek to reverse the trends of the last three years.
As discussed during our one hour call with you on March 9, 2016, we are willing to execute a non-disclosure agreement to further review the changes being made to address the financial performance over the last three years. We have also asked if you would like to join us here in our Los Angeles office to further discuss our financial performance and outlook. As you are fully aware, we cannot legally disclose material non-public information to you in the absence of a non-disclosure agreement. In the absence of an executed agreement and as we discussed, we are working diligently to reduce our operating expenses and align them to sales. In addition, we agree that our capital structure needs to be addressed and we are working to solve that as I write.
In closing, I have to question your intent and sincerity in your continued correspondence with the company and the public, claiming that we did not respond to your letter and have refused to engage with you, after I spent over an hour on the phone with you and our President and COO Walter Parks.
Mr. Zimmerman, my offer still stands if you execute a non-disclosure agreement to enable us to share the changes we are making and to show you how we are improving the company’s financial performance.

Sincerely,
Manny